Exhibit 99.1
Allied Healthcare International Inc.
Shareholders Approve Acquisition by Saga Group Limited
NEW YORK — October 19, 2011 — Allied Healthcare International Inc. (NASDAQ: AHCI), a leading homecare provider of health and social care in the United Kingdom and Ireland, announced today that its shareholders had voted to adopt the merger agreement with Saga Group Limited at a special meeting of shareholders held today.
Of the 43,571,251 shares of Allied common stock entitled to vote at the meeting, approximately 76.25% were present in person or by proxy at the special meeting and voted in favor of the merger agreement. The shareholders also approved, on an advisory basis, the payment of certain merger-related consideration to Allied’s named executive officers, as described in the proxy statement relating to the special meeting.
The merger is expected to close on October 20, 2011. Following the closing of the merger, Allied’s shareholders will be entitled to receive $3.90 in cash, without interest, for each share of Allied common stock held by them.
About Allied Healthcare International Inc.
Allied Healthcare International Inc. is a leading homecare provider of health and social care in the United Kingdom and Ireland. Allied operates a community-based network of approximately 120 branches with the capacity to provide carers (known as home health aides in the US), nurses, and specialized medical personnel to locations covering approximately 90% of the UK population. http://www.alliedhealthcare.com.
Cautionary Language Regarding Forward-Looking Statements
Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Allied and Saga may not be able to complete the proposed transaction because of a number of factors, including the failure to satisfy the closing conditions. These factors, and other factors that may affect the business or financial results of Allied, are described in Allied’s filings with the SEC, including Items 1, 1A and 7 of Allied’s annual report on Form 10-K for the fiscal year ended September 30, 2010.

CONTACT
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 1785 810 600
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1247
sherry.bernter@icrinc.com